Exhibit 4.51

Third Amended and Restated Loan Agreement

The Amended and Restated Loan Agreement is executed on July 30, 2007 by the following each parties.

eLong, Inc (hereinafter “Party A”)

Legal Address: 4th Floor, Hutchence David Century Garden, George Town, Grand

Cayman, Cayman Islands

Justin Tang (hereinafter “Party B”)

Address: Room 23A No. 1 Building, Yujing Garden, No. 5 Shoutudong Street,

Chaoyang District, Beijing, P. R. China

ID No.: 320106197103121236

Thomas Zheng (hereinafter “Party C”)

Residence: No. 11, Huaibaishu Street, Xuanwu District, Beijing

ID number: 110104196411121637

Whereas:

1. Party A is a company registered in Cayman Islands; Party B ,Party C are the citizens of the People’s Republic of China. Party B holds 75% equity interest in Asia Media Interactive Advertising Co., Ltd. (hereinafter “Asia Media”) and Party C holds 25% equity interest of Asia Media. eLongNet Information Technology (Beijing) Co., Ltd. (hereinafter eLongNet Technology) is a wholly foreign owned enterprise registered and validly existing under the laws of PRC and Party A holds 100% equity interest of it.

2. Party A, Party B and Linda Dong once signed an amended and restated loan agreement on December 30th 2004, with agreement on the credit-debt relationship that Party A borrowed RMB 500,000 to Party B and Linda Dong.

3. According to the Stock Transfer and Debt Transfer Agreement signed between Party C and Linda Dong on July 30th 2007, Party C is assigned with the 25% equities of Asia Media by Linda Dong and the entire credit-debt relationship with Asia Media incurred from Linda Dong.

4. To reflect the entire credit-debt relationship with Asia Media assigned from Linda Dong to Party C, Party A, Party B and Party C hereby make a second amendment and restatement to the Amended and Restated Loan Agreement signed with Party A, Party B and Linda Dong according to the description in this agreement.

NOW THEREFORE, Party A, Party B and Party C through friendly negotiations hereby agree to and abide by this agreement (hereinafter referred to as “This agreement”) as follows:

1). Party A agree to provide a loan to Party B and Party C with the total as RMB 500,000 in accordance with the terms and conditions under the Agreement, of which there is RMB 375,000 to Party B and RMB 125,000 to Party C. Party B and Party C accept such loan.

2). Party B and Party C agree such loan shall be used only to pay the amount of capital subscribed or to invest in Asia Media by the other forms. Without the prior written consent of Party A and eLongNet Technology, Party B and Party C shall not use such loan for any other purpose.

3). The preconditions of the Loan provided by Party A to Party B and Party.

(1). Party B and Party C as well as eLongNet Technology have formally executed a Equity Interest pledge contract (Hereinafter the “Equity Interest Pledge Contract”), by virtue of the agreement, Party B and Party C agree to pledge all their equity interest in Asia Media to eLongNet Technology.

(2). Party B, Party C and Party A have executed an exclusive purchase contract (the “Exclusive Purchase Contract”) under the fifth term of The Agreement, as per which Party B and Party C grant Party A an option to purchase all or part of equity interest in Asia Media provided that it is permitted by laws of PRC.

(3). The above-mentioned Equity Interest Pledge Contract and Exclusive Purchase Contract are in full effectiveness, of which there is none of default event and all relevant filing procedures, approval, authorization, registration and governmental proceedings have been obtained or completed (if needed).

(4). The representation and warranties of Party B and Party C under Section 10 are true, integrate, correct and un-misleading.

(5). Party B and Party C breaches none of its commitments under Section 10, Section 11 and no event which will affect their performance of the obligations hereunder, happens or threatens to happen.

4). Party A, Party B and Party C hereby agrees and confirms that, under preconditions permitted by the Chinese laws and within scope allowed in the Chinese laws, Party A has the rights but no obligations to buy or designate other persons (legal person or natural person) to purchase all or partial equity interests of Party B and Party C (the “Purchase Right”) in Asia Media, provided that Party A notifies Party B and Party C on purchase of equity interests in writing. Once Party A has issued the written notice on executing the purchase right, Party B and Party C will, immediately according to the wishes and instructions of Party A, transfer their equity interests in Asia Media to Party A or any other person as designated by Party A at original investment price or other prices as agreed by Party A. Party A, Party B and Party C agree to sign an exclusive purchase right agreement in light of the said matters.

5). Party B, and Party C agree that, when they transfer their Equity Interest in Asia Media to Party A or the person designated by Party A. according to the exclusive purchase contract, any proceeds raised from the transfer shall be paid promptly to Party A as the refund of the loan under the Agreement.

6). All the parties jointly agree and confirm that, the loan under the Agreement shall be deemed as the loan without interest, except there exists other stipulation hereunder. But when the equity interest transfer under Section 5 happens and if its necessary to appraise the equity interest according to the relevant laws and if the equity interest transfer price is higher than the principle of loan according to the appraisal result, the exceed part shall be paid back to Party A as the cost occupied by the interest of the loan or the capital burdened by Party A.

7). Term for the loan hereunder will terminate on July 30th 2017 starting from effective date of this agreement, and can be extended upon written agreement of parties hereto. But during the term or extended term of such loan, Party B and/or Party C shall refund the loan to Party A ahead of the loan term or the extended loan term, if any of the following events occurs:

(1) Party B quits from or dismissed by Party A or its affiliates;

(2) Party B become dead or becomes a person without capacity or with limited capacity for civil acts;

(3) Party B commit a crime or involve a crime;

(4) Any other third party claim more than RMB 100,000 against Party B and Party C;

(5) Under the permit of the P.R.C’s Law, Party A or other designated by Party A may invest in the telecommunications internet information service business or other business of Asia Media, and according to the Exclusive Purchase Contract, Party A shall issue a written notification to the Party for the purchase of Asia Media’s equity interest and perform the right of purchase. When the loan is due, the corresponding borrower (or its successor or transferee) shall transfer its equity interest in Asia Media to the person designated by Party A promptly (or to Party A, provided that it is permitted under the laws of PRC). Any proceeds raised from the transfer shall be paid to Party A as the refund of the loan and the right as well as the obligation under the Agreement shall terminate simultaneously.

8. Party A represents and warrants to Party B, Party C and Party D that, on the execution date of the Agreement,

(1) Party A is a company registered in Cayman Islands and validly existing under the laws of it.

(2) Subject to its business scope, constitution and other organizational documents, Party A has the full right and power and has obtained all necessary and appropriate approval and authorization to execute and perform this Agreement;

(3) The execution and the performance of this Agreement shall not be against any enforceable and effective laws and regulations, governmental approval, authorization and notification, other government documents and any contracts executed with, or commitments made to, any third party; and

(4) This Agreement shall constitute the legal, valid and binding obligations of Party A, which is enforceable against Party A in accordance with its terms upon its execution.

9. Party B and Party C represents and warrants to Party A that, from the execution date of this Agreement until the date this Agreement terminates,

(1) Asia Media is a limited liability company registered and validly existing under the laws of PRC. Party B and Party C is the shareholder of Asia Media

(2) Subject to the constitution and other organizational documents of Asia Media, Party B, Party C and Party D has full right and power and has obtained all necessary and appropriate approval and authorization to execute and perform this Agreement;

(3) Party B and Party C shall not execute and perform this Agreement against any enforceable and effective laws and regulations, governmental approval, authorization and notification, or other government documents and any contracts executed with, or commitments made to, any third party;

(4) This Agreement shall constitute the valid and legally enforceable obligations of Party B and Party C.

(5) Party B and Party C has paid contribution in full for its equity in Asia Media in accordance with applicable laws and regulations and has acquired capital contribution verification report issued by the qualified accounting firm;

(6) Party B and Party C neither create pledge, mortgage or any other security, nor make third party any offer to transfer their equity held on Asia Media, nor make acceptance for the offer of any third party to purchase their equity, nor execute agreement with any third party to transfer the equities of Party B and Party C, except the terms of the Equity Pledge Contract;

(7) There are no disputes, lawsuit, arbitration, administrative or other proceedings related to the equities of Asia Media held by Party B and Party C, and/or Party B and Party C, nor any threatened disputes, lawsuit, arbitration, administrative or other proceedings involving Party B and Party C and/or the equities held by Party B and Party C; and

(8) Asia Media has completed all governmental approval, authorization, license, and register, filing and otherwise necessary to carry out the business subject to its business license and to possess its assets.

10). Party B and Party C agree that it shall, during the term of this Agreement,

(1) Not sell, transfer, mortgage, dispose of in any other way, or create other security interest on, any of its legal right of equity or equity interest in Asia Media without Party A’s prior written consent, except the terms of the Agreement;

(2) Without Party A’s prior written consent, not to consent, support or execute any resolution in the shareholders’ meeting of Asia Media for the sale, transfer, mortgage, any other disposal of Asia Media’s legal right of equity or equity interest or to create any other security interest of Asia Media’s legal right of equity or equity interest, except that the counter party is Party A or those designated by Party A;

(3) Without Party A’s prior written consent, not to consent, support or execute any resolution in the shareholders’ meeting of Asia Media for the merge or combination with, buy or investment in, any person;

(4) Promptly inform Party A of the pending or threatened suit, arbitration or regulatory procedure concerning the equity interest of Asia Media (5) Execute all necessary or appropriate documents, take all necessary or appropriate action and bring all necessary or appropriate lawsuit or make all necessary and appropriate defending against all claims, in order to maintain the ownership of Asia Media for all its assets;

(6) Do nothing that may materially affect the assets, business and liabilities of Asia Media without Party A’s prior written consent;

(7) Appoint any person to be the director of Asia Media subject to Party A’s request;

(8) Transfer promptly and unconditionally, at once, all of the Equity Interest of Asia Media to Party A or representative designated by Party A and cause the other shareholder of Asia Media to waive its option to purchase such equity hereof, subject to the requesting of the then holding company of Party A, provided that such transfer is permitted under the laws of PRC;

(9) Not require Asia Media to issue dividends or allocate its allocable profits to Party B and Party C;

(10) Cause the other shareholder of Asia Media to transfer promptly and unconditionally, at once, all equity interest of the other shareholder in Asia Media to Party A or the representative designated by Party A , Party B and Party C hereby waive its option to purchase such equity interest hereof, subject to the requesting of the then holding company of Party A, provided that such transfer is permitted under the laws of PRC;

(11) Once Party B and Party C transfer the equity interest in Asia Media to Party A or the representative designated by Party A, Any proceeds raised from the transfer shall be refund to Party A promptly.

(12) Comply strictly with the terms of this Agreement, and Exclusive Purchase Contract, fully perform all obligations under such contracts and do nothing affecting the validity and enforceability of such contracts.

11). Party B and Party C, as major shareholder of Asia Media, agrees that it shall cause Asia Media, during the term of this Agreement,

(1) Not to supply, amend or modify its articles of constitution, to increase or decrease its registered capital, or to change its capital structure in any way without Party A’s prior written consent;

(2) Subject to good financial and business rules and practices, to maintain and operate its business and handle matters prudently and effectively;

(3) Not to sell, transfer, mortgage, dispose of in any other way, or to create other security interest on, any of its assets, business or legal right to collect interests without Party A’s prior written consent;

(4) Without Party A’s prior written consent, not to create, succeed to, guarantee or permit any debt, except (i) the debt arising in the course of the ordinary or daily business operation, but not arising from the loan, and (ii) the debt being reported to Party A or having approved Party A in writing;

(5) To operate persistently all the business of Asia Media and to maintain the value of its assets;

(6) Without Party A’s prior written consent, not to execute any material contracts (During this stage, a contract will be deemed material if the value of it exceeds RMB 100,000) except those executed during the ordinary operation;

(7) To provide information concerning all of its operation and financial affairs subject to Party A’s request;

(8) Not to merger or combine with, buy or invest in, any other person without Party A’s prior written consent;

(9) Without Party A’s prior written consent, not to issue dividends to each shareholder in any form, however, Asia Media shall promptly allocate all its allocable profits to each of its shareholders upon Party A’s request;

(10) To inform promptly Party A of the pending or threatened suit, arbitration or regulatory procedure concerning the assets, business or income of Asia Media;

(11) To execute all necessary or appropriate documents, to take all necessary or appropriate action and to bring all necessary or appropriate lawsuit or to make all necessary and appropriate defending against all claims, in order to maintain the ownership of Asia Media for all its assets;

(12) To comply strictly with the terms under the technical service Contract and other contracts, fully perform all obligations under such contracts and do nothing affecting the validity and enforceability of such contracts.

12). Party B and Party C further agree that, they shall pledge all their equity interest in Asia Media to eLongNet Technologies for the warrant of the payment obligation of Asia Media under the technical service Contract. Party B and Party C shall handle procedures for the registrations of the pledge at the company registration authority promptly after execute the Agreement.

13). The Agreement are effective to all the parties and their inheritor or transferee, and executed only for the interest of them. Without the other party’s prior written consent, any party shall not transfer, pledge or transfer in any other way the right, interest or obligation under the Agreement.

14). The execution, validity, interpretation, performance, modification, termination and settlement of disputes of this Agreement shall be governed by the laws of PRC.

16). Arbitration

(1) Any dispute, tangle or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of Arbitration application. The arbitration award shall be final and binding upon both parties.

(2) Arbitration place shall be in Beijing, PRC.

(3) Arbitration language shall be English.

(4) The court of arbitration shall compose of three arbitrators. Both parties should respectively appoint a arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not coincide in opinion of the person selected for the chief arbitrator within twenty days from the date of their respectively appoint an arbitrator, the director of Arbitration Commission shall have right to appoint the chief arbitrator. The chief arbitrator shall not be Chinese citizen or United State citizen.

(5) Both parties agreed that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with China’s Law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties further that any court having jurisdiction (including China’s Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.

(6) Both parties agreed to conduct arbitration in accordance with this regulation, and irrepealably abstain the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

17). Party B and Party C will not cancel or terminate this Agreement under any circumstance, except (1) Party A has gross negligence, commits fraud or other serious illegal act, or (2) Party A bankrupt or insolvent;

18). No amendment or change is permitted unless with written agreement from parties to this agreement. Any outstanding issues of this agreement, if any, shall be supplemented by parties hereto through signing a written agreement. Any amendment, change and supplement executed by all the parties and any appendix of this Agreement shall be the indispensable part of this Agreement.

19). This Agreement is the integral agreement of the transaction stipulated in this Agreement and it will replaced all the oral negotiation or written opinion for this transaction heretofore.

20). This Agreement is divisible and any invalid or unenforceable clause of this Agreement will not affect the effectiveness and enforceability of other clause of this Agreement.

21). The business, operation, financial affairs and other confidential documents concerning any party of this Agreement are confidential data. All the parties shall strictly protect and maintain the confidentiality of all such confidential data acquired from The Agreement or from the performance of The Agreement.

22). This Agreement is in triplicate originals and each Party holds one copy. Each original has the same legal effect.

(No text hereunder)

IN WITNESS WHEREOF, Parties to this Agreement or through their duly authorized representatives have executed this Agreement as of the date first written above in Beijing.

Party A:	eLong, Inc.

Authorized Representative (Signature) :	/s/ Hal Fiske

Official Seal:

Party B: Justin Tang

Signature:	/s/ Justin Tang

Party C: Thomas Zheng

Signature:	/s/ Thomas Zheng